                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy                     [_] Confidential, for Use of the
    Statement                                 Commission Only
[X] Definitive Proxy                          (as permitted by Rule 14a-6(e)(2))
    Statement
[_] Definitive Additional
    Materials
[_] Soliciting Material
    Pursuant to
    Rule 14a-12

                             MASSEY ENERGY COMPANY
               (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] Fee not required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
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

                                                   [MASSEY ENERGY COMPANY LOGO]

Massey Energy Company
4 North Fourth Street
Richmond, Virginia 23219

February 26, 2001

Dear Shareholder:

   You are cordially invited to attend the 2001 Annual Meeting of Shareholders, which will be held on Tuesday, April 17, 2001, at 10:00 a.m. Eastern Daylight Time at the Charleston Marriott Town Center, 200 Lee Street East, Charleston, West Virginia. A map showing the Annual Meeting location is included for your convenience on the back page of this booklet.

   Information about the Annual Meeting and the various matters on which the shareholders will act is included in the Notice of Annual Meeting and Proxy Statement that follow. Also included is a Proxy/Voting Instruction Card and postage-paid return envelope.

   It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy/Voting Instruction Card in the enclosed envelope as promptly as possible.

                                          Sincerely,

                                          /s/ Don L. Blankenship
                                          DON L. BLANKENSHIP
                                          Chairman and Chief Executive Officer

                                                   [MASSEY ENERGY COMPANY LOGO]

                             MASSEY ENERGY COMPANY

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held April 17, 2001

   The Annual Meeting of Shareholders of Massey Energy Company will be held at the Charleston Marriott Town Center, 200 Lee Street East, Charleston, West Virginia, on Tuesday, April 17, 2001, at 10:00 a.m. Eastern Daylight Time, for the following purposes:

  1. To elect two Class II directors to hold office for three years and until their respective successors are elected and qualified. The Board of Directors intends to nominate as directors the two persons identified in the attached Proxy Statement.

  2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as auditors for the fiscal year ending October 31, 2001.

  3. To approve and adopt an amendment to the Massey Energy Company Stock Plan for Non-Employee Directors that increases the number of shares of Common Stock authorized to be issued under such plan from 25,000 to 100,000.

  4. To approve and adopt an amendment to the Massey Energy Company 1997 Restricted Stock Plan for Non-Employee Directors that increases the number of shares of Common Stock authorized to be issued under such plan from 60,000 to 200,000.

  5. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

   The Board of Directors has fixed February 26, 2001, as the record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting.

   SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON.

   PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY/VOTING INSTRUCTION CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                        By Order of the Board of Directors


                                        /s/ Roger L. Nicholson
                                        ROGER L. NICHOLSON
                                        Vice President, Secretary and General
                                        Counsel

February 26, 2001
Richmond, Virginia

                                                   [MASSEY ENERGY COMPANY LOGO]

                             MASSEY ENERGY COMPANY

                               ----------------

                                PROXY STATEMENT
                               February 26, 2001

   This proxy statement is furnished in connection with the solicitation by the Board of Directors of Massey Energy Company, 4 North 4th Street, Richmond, Virginia 23219 (the "Company"), of your proxy for use at the annual meeting of holders of the Company's common stock, $0.625 par value per share (the "Common Stock"), to be held April 17, 2001, or at any adjournment or postponement thereof (the "Annual Meeting"). This proxy statement and the accompanying proxy/voting instruction card are being mailed to all shareholders on or about March 5, 2001. The expense of the solicitation will be paid by the Company. Some officers and regular employees may solicit proxies personally and by telephone. Mellon Investor Services LLC has been engaged to assist in the solicitation for which it will receive a fee of $7,500 plus expenses from the Company. Your proxy is revocable by written notice to the Secretary of the Company at any time prior to exercise, and it shall be suspended if you are a shareholder of record or valid proxyholder who attends the Annual Meeting and elects to vote in person.

   On February 26, 2001, the record date fixed by the Board of Directors, the Company had outstanding 73,829,043 shares of Common Stock. A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Shareholders have one vote for each share on all business of the Annual Meeting, except that shareholders have cumulative voting rights with respect to the election of the two directors. Cumulative voting rights entitle a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by the shareholder, or to distribute his or her votes on the same principle among two or more nominees as the shareholder sees fit. The two nominees for director receiving the highest number of votes at the Annual Meeting will be elected. With respect to the other proposals, the affirmative vote of the majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for approval.

   Unless otherwise directed in the accompanying proxy/voting instruction card, the persons named therein will vote (i) FOR the election of the two director nominees listed below; (ii) FOR the proposal to ratify the appointment of Ernst & Young LLP as auditors for the fiscal year ending October 31, 2001; (iii) FOR the approval and adoption of an amendment to the Massey Energy Company Stock Plan for Non-Employee Directors that increases the number of shares of Common Stock authorized to be issued under such plan from 25,000 to 100,000; and (iv) FOR the approval and adoption of an amendment to the Massey Energy Company 1997 Restricted Stock Plan for Non-Employee Directors that increases the number of shares of Common Stock authorized to be issued under such plan from 60,000 to 200,000.

   As to any other business that may properly come before the Annual Meeting, the persons named in the accompanying proxy/voting instruction card will vote in accordance with their best judgment. The Company does not presently know of any other business.

                            BACKGROUND INFORMATION

   On November 30, 2000, the Company completed a reverse spin-off that divided the Company into two separate publicly-traded corporations. As a result of the reverse spin-off (the "Spin-Off"), the Company was separated into:

     (1) the spun-off corporation, "new" Fluor Corporation ("New Fluor"), which owns all of the Company's then existing businesses except for the coal-related business conducted by A.T. Massey Coal Company, Inc. ("A. T. Massey"); and

     (2) "Old" Fluor Corporation, subsequently renamed Massey Energy Company, which owns the coal-related business through its sole subsidiary A. T. Massey.

   The separation of the two companies was accomplished through a tax-free dividend by the Company of the outstanding common stock of New Fluor. Concurrent with the completion of the Spin-Off, each of the directors and officers of the Company resigned (other than Don L. Blankenship, Martha R. Seger and Bobby R. Inman who continue as directors of the Company). Three new directors, James L. Gardner, E. Gordon Gee and William R. Grant, were elected and the officers of A. T. Massey prior to the Spin-Off were appointed to equivalent positions with the Company.

   Due to the relative significance of the businesses transferred to New Fluor following the Spin-Off, New Fluor has been treated as the "accounting successor" for financial reporting purposes and the Company has been treated by New Fluor as a discontinued operation despite the legal form of separation resulting from the Spin-Off. As a result, except where noted, the information reported in this proxy statement concerning the Company addresses the period following the Spin-Off.

                             ELECTION OF DIRECTORS

                                  Proposal 1

   In accordance with the Company's Certificate of Incorporation and Bylaws, which provide for a "classified" Board of Directors, two Class II directors have been nominated for election at the Annual Meeting to serve a three-year term expiring at the annual meeting in 2004 and until their respective successors are elected and qualified. The Bylaws of the Company provide for six directors, two serving as Class I directors, two serving as Class II directors and two serving as Class III directors.

   Each of the two nominees listed below presently serves as a Class II director of the Company. If either of the nominees should decline or be unable to act as a director, the persons named in the proxy will vote in accordance with their best judgment. The Company knows of no reason why the nominees would not be available for election or, if elected, would not be able to serve.

Biographical

   The following biographical information is furnished with respect to each of the two nominees for election at the Annual Meeting as Class II directors and each of the other Class I and Class III directors whose terms will continue after the Annual Meeting.

Class I Directors--Term expires 2003:

      JAMES L. GARDNER, age 49

      Mr. Gardner has been a director since November 30, 2000. He is Chairman of the Governance Committee and a member of the Executive Committee.

      Mr. Gardner is an attorney in private practice. He was Senior Vice President and General Counsel of A.T. Massey from 1994 to February 2000.

      E. GORDON GEE, age 56

      Mr. Gee has been a director since November 30, 2000. He is a member of the Audit and Governance Committees.

      Mr. Gee is the Chancellor of Vanderbilt University. Mr. Gee also serves as a director of Dollar General Corporation, The Ullman Fund, Allmerica Financial Services, Hasbro, Inc., Intimate Brands, Inc., Glimcher Realty Trust and The Limited.

Class II Director Nominees:

      WILLIAM R. GRANT, age 75

      Mr. Grant has been a director since November 30, 2000. He is Chairman of the Audit Committee and a member of the Executive, Compensation and Governance Committees.

      He is the co-founder of Galen Associates, a venture capital company. Mr. Grant also serves as a director of Allergan, Inc., MiniMed, Inc., Ocular Sciences, Inc. and Vasogen, PLC. He is a member of the General Electric Advisory Board, Trustee for the Center of Blood Research (Harvard) and Trustee, Emeritus, Mary Flager Cary Charitable Trust.

      DR. MARTHA R. SEGER, age 68

      Dr. Seger has been a director since 1991. She is a member of the Audit, Compensation and Governance Committees.

      She is a Distinguished Visiting Professor of Finance, Arizona State University and a former member of the Board of Governors of the Federal Reserve System.

      Dr. Seger also is a director of Fluor Corporation, Kroger Company, Tucson Electric/Unisource Energy and Xerox Corporation.

Class III Directors -- Term Expires 2002:

      DON L. BLANKENSHIP, age 50

      Mr. Blankenship has been a director since 1996. He is Chairman of the Executive Committee.

      Mr. Blankenship has been President, Chief Executive Officer and Chairman of the Board of the Company since November 30, 2000, and has been President, Chief Executive Officer and Chairman of the Board of A. T. Massey since 1992.

      Mr. Blankenship is also a director of the National Mining
      Association, and a member of the Governor's Mission of West Virginia and the Norfolk Southern Advisory Board.

      BOBBY R. INMAN, age 69

      Admiral Inman has been a director since 1985. He is Chairman of the Compensation Committee and a member of Executive and Governance Committees.

      Admiral Inman, U. S. Navy (retired), served as Director of the National Security Agency and Deputy Director of the Central
      Intelligence Agency.

      Admiral Inman also is a director of Fluor Corporation, Science Applications International Corporation, SBC Communications Inc., Temple-Inland Inc. and Xerox Corporation.

Stock Ownership of Directors and Executive Officers

   The following information is furnished with respect to each director and nominee for director, each person who served as Chief Executive Officer of the Company for any portion of the last fiscal year and each of the four other most highly compensated executive officers of the Company for the last completed fiscal year (the "Named Executive Officers"), and all current directors and executive officers of the Company as a group, as to ownership of shares of Common Stock of the Company as of December 31, 2000. Except as otherwise noted, the individual or his or her family members had sole voting and investment power with respect to such shares.

            Security Ownership of Directors and Executive Officers

                                                      Amount and Nature of Beneficial Ownership
                                                     --------------------------------------------
                                                                    Shares for which
                                                                  Beneficial Ownership
                                                        Shares      can be Acquired      Total    Percent of
                                                     Beneficially    within 60 Days    Beneficial   Class
 Title of Class         Name of Beneficial Owner        Owned           (Note 2)       Ownership   (Note 3)
 --------------         ------------------------     ------------ -------------------- ---------- ----------
 Massey Energy          Class I Directors
 Company Common         James L. Gardner..........       8,084                0           8,084         *
 Stock $0.625 Par Value E. Gordon Gee.............       6,084                0           6,084         *

                        Class II Director Nominees
                        William R. Grant..........      23,415                0          23,415         *
                        Dr. Martha R. Seger.......       4,519                0           4,519         *

                        Class III Directors
                        Don L. Blankenship (Note
                        1)........................      24,542          428,757         453,299         *
                        Bobby R. Inman............       6,060                0           6,060         *

                        Other Named Executive
                        Officers
                        B. K. Hatfield............      20,141          111,856         131,997         *
                        H. D. Short...............      16,149           85,364         101,513         *
                        J. M. Jarosinski..........       9,165           73,035          82,200         *
                        B. F. Phillips, Jr........      10,994           64,934          75,928         *
                        Directors (including
                        nominees) and
                        executive officers as a
                        group
                        (12 persons)..............     141,237          856,945         998,182      1.36%

--------
(1) This individual is also a Named Executive Officer.
(2) Represents shares under options exercisable within 60 days of December 31, 2000.
(3) Based on 73,496,939 shares outstanding on December 31, 2000, plus shares deemed outstanding for which beneficial ownership can be acquired within 60 days by that individual or group. An asterisk (*) indicates that ownership is less than one percent of class.

Stock Ownership Of Certain Beneficial Owners

   Management of the Company knows of no person, except as set forth below, who is the beneficial owner of more than 5% of the voting shares of the Company. The table sets forth information known to the Company as of February 14, 2001, with percentage of ownership calculated using the number of outstanding shares on February 14, 2001.

                                                           Shares       Percent
         Name and Address of Beneficial Owners       Beneficially Owned of Class
         -------------------------------------       ------------------ --------
   Capital Research and Management Co...............     9,813,800(1)     13.0
   FMR Corp. and related entities...................     7,305,385(2)      9.7
   Dodge & Cox, Inc.................................     5,551,353(3)      7.3

--------
(1) Based on the Schedule 13G Amendment filed by Capital Research and Management Co. on February 12, 2001 that indicates that Capital Research and Management Co. is the beneficial owner of 9,813,800 shares at December 29, 2000. Capital Research and Management Co. holds such beneficial interest as the result of acting as investment advisor to various investment companies. Capital Research and Management Co. has offices at 333 South Hope Street, Los Angeles, California 90071.
(2) Based on information provided by FMR Corp. ("FMR"), Edward C. Johnson 3d ("Mr. Johnson") and Abigail P. Johnson ("Mrs. Johnson") included in their joint Schedule 13G Amendment filed on February 14, 2001 with the Securities and Exchange Commission wherein they reported the beneficial ownership of 7,305,385 shares at December 31, 2000. They state that:
    Fidelity Management & Research Company ("Fidelity") is the beneficial owner of 5,758,098 shares as the result of acting as investment advisor to various investment companies; Mr. Johnson and FMR and the funds each has sole power to dispose of the 5,758,098 shares but neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds' boards of trustees and is carried out by Fidelity; Fidelity Management Trust Company ("FMTC") is the beneficial owner of 1,103,887 shares as a result of its serving as investment manager of institutional accounts; Mr. Johnson and FMR each has sole dispositive power over 1,103,887 shares, sole power to vote 958,787 shares, and no power to vote 145,100 shares owned by institutional accounts; and Fidelity International Limited ("FIL") is the beneficial owner of 443,400 shares. The address of FMR, Mr. Johnson, Mrs. Johnson, Fidelity and FMTC is 82 Devonshire Street, Boston, Massachusetts 02109. The address of FIL is Pembroke Hall, 42 Crowlane, Hamilton, Bermuda.
(3) Based on the Schedule 13G filed by Dodge & Cox, Inc. on February 14, 2001 with the Securities and Exchange Commission that indicates Dodge & Cox, Inc. is a registered investment advisor having the sole power to vote 5,259,303 shares, shared voting power relative to 48,500 shares and the sole power to dispose of 5,551,353 shares at December 31, 2000. The address of Dodge & Cox is One Sansome Street, 35th Floor, San Francisco, California 94104.

Committees of the Board

   The standing committees of the Board consist of an Audit Committee, Executive Committee, Governance Committee and Compensation Committee. All of the information regarding the meetings of these committees refers to meetings that took place in fiscal year 2000, prior to the Spin-Off.

Audit Committee

   The principal duties of the Audit Committee are to nominate the firm of independent auditors for appointment by the Board; to meet with the independent auditors to review and approve the scope of their audit engagement and the fees related to such work; to meet with the Company's financial management, internal audit management and independent auditors to review matters relating to internal accounting controls, the internal audit program, the Company's accounting practices and procedures and other matters relating to the financial condition of the Company and its subsidiaries; to review the work of the independent auditors that falls outside the scope of their audit engagement for the purpose of determining the independence of the independent auditors; and to report to the Board periodically any conclusions or recommendations the Audit Committee may have with respect to such matters. The members of the Audit Committee are William R. Grant (Chairman), Dr. Martha R. Seger and E. Gordon Gee, each of whom is an "independent director" under the rules of The New York Stock Exchange, the exchange on which the Company's Common Stock is traded. The Audit Committee held six meetings during fiscal year 2000, one of which was to review and approve the Company's Annual Report, Form 10-K and proxy materials.

   At the end of each of the regular meetings, the members met privately with the Company's independent auditors without any Company officers or other personnel present.

Executive Committee

   The Executive Committee has all of the power and authority of the Board to the extent permitted by Delaware law. The members of the Executive Committee are Don L. Blankenship (Chairman), James L. Gardner, William R. Grant and Admiral Bobby R. Inman. The Executive Committee held no meetings but took action by unanimous written consent on nineteen occasions during fiscal year 2000.

Governance Committee

   The function of the Governance Committee is to seek out, evaluate and recommend to the Board qualified nominees for election as directors of the Company; to recommend directors of the Company for election as members of Committees of the Board; to recommend new Committees to the Board; and to consider other matters including the size and composition of the Board and Committees and other issues of corporate governance. The members of the Governance Committee are James L. Gardner (Chairman), E. Gordon Gee, William
R. Grant, Admiral Bobby R. Inman and Dr. Martha R. Seger. During fiscal year 2000, the Governance Committee held five meetings. The Governance Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as directors of the Company provided that such recommendations are accompanied by information sufficient to enable the Governance Committee to evaluate the qualifications of the nominee.

   The Company's Bylaws require that the Secretary of the Company must receive written notice of all persons to be nominated as a director at an annual meeting, other than nominations made at the direction of the Board of Directors, not less than 60 nor more than 90 days prior to the annual meeting at which the election will take place (or not later than 10 days after public disclosure of such meeting if such disclosure occurs less than 40 days prior to the date of such meeting). The notice must set forth (i) the shareholder's name and address, and the number of shares of Common Stock beneficially owned by such shareholder, (ii) such information with respect to the nominee as would have to be included in the proxy statement if such person were a nominee included in that proxy statement and (iii) a consent to serve as director signed by such nominee.

Compensation Committee

   The principal duties of the Compensation Committee are to review corporate organizational structures; to review key employee compensation policies, plans and programs; to monitor performance and compensation of employee-directors and officers of the Company and other key employees; to prepare recommendations and periodic reports to the Board concerning such matters; and to function as the Committee which administers the long-term incentive programs referred to in the Executive Compensation section hereof. The members of the Compensation Committee are Admiral Bobby R. Inman (Chairman), William
R. Grant and Dr. Martha R. Seger, none of whom is a current or former officer or employee of the Company or any subsidiary. The Compensation Committee held six meetings during fiscal year 2000.

Board and Committee Attendance

   During fiscal year 2000, the Board held nine meetings. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the Board Committees on which he or she served.

Certain Relationships and Related Transactions

   James L. Gardner, a director of the Company, is an attorney in the private practice of law. The Company's wholly-owned subsidiary, A. T. Massey, retains Mr. Gardner as an independent contractor to assist it in certain legal matters. Mr. Gardner's consulting contract with the A. T. Massey commenced March 1, 2000, extends through December 31, 2002 and provides, among other things, (i) that Mr. Gardner generally is expected to work at least one week per month, (ii) for payment to Mr. Gardner of $5,250 per month, plus $175 per hour for each hour worked in excess of 30 hours during any calendar month,
(iii) that A. T. Massey will provide family medical and dental insurance coverage to Mr. Gardner for a period of 60 calendar months (whether or not the contract is terminated) on the same terms and conditions as such medical and dental coverage is provided to A. T. Massey's employees in return for payment by Mr. Gardner of a monthly fee calculated for extended coverage under COBRA. The amount of fees (exclusive of reimbursed costs) paid to Mr. Gardner in fiscal 2000 was $95,812.50.

Section 16(a) Beneficial Ownership Reporting Compliance

   Based upon a review of forms required by Section 16(a) of the Securities Exchange Act of 1934 that have been received by the Company during and with respect to the Company's most recent fiscal year, the Company believes that there has been compliance with all filing requirements applicable to its current directors, officers and beneficial owners of more than 10% of the Company's Common Stock.

                            COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

   The Company has established challenging objectives for earnings growth and shareholder returns for the Company. To support the alignment of management's interests with those of the shareholders, the Compensation Committee conducts on a regular basis, a thorough review of the Company's compensation programs and, as a result, has approved the following executive compensation philosophy.

Executive Compensation Philosophy

   The Company's basic strategy is to establish executive compensation programs that will attract, retain, develop and motivate the highly qualified executive team that is needed to achieve challenging performance objectives and build shareholder value. The Company expects superior performance, both collectively and individually, and its compensation programs are designed to provide superior rewards when expectations are achieved. The competitiveness of the programs is evaluated against a mining industry peer group of companies comparable to the Company selected by the Compensation Committee based on advice by a compensation consulting firm. This compensation peer group includes some but not all of the companies included in the indices as presented in the stock performance graph found on page 16. The compensation peer group was selected on the basis of industry, size, complexity, financial performance history, growth and other relevant factors including executive talent resources.

   The intent of the Company's compensation philosophy is to provide the participating executives a clear and common understanding of Company objectives (financial and non-financial), how objectives are established and the reward for the achievement of objectives. Individual accountability for the achievement of pre-established personal and Company performance objectives are reflected in the achievement of the targeted level of compensation. The programs will provide the flexibility to meet the compensation needs of the Company. The programs maintain an appropriate compensation mix for executives between fixed, annual incentive and long-term incentive compensation.

 Base Salary

   The Company's base salary philosophy is to provide a basic level of financial security to executives targeting the 50th percentile of competitive pay within the compensation peer group as selected by the Compensation Committee. The Compensation Committee will review base salaries for executives and those of the compensation peer group on a regular basis to ensure that the Company pays within the target.

 Annual Incentive Program

   Annual incentive bonuses provide an opportunity to earn significant additional compensation for attainment of Company and individual performance objectives. Over time, performance objectives are expected to represent above-average performance compared to peers within the Company.

   The annual incentive plan covers most salaried employees, including all the Named Executive Officers. The target amount payable to each executive is based on the Company's and the executive's actual performance. Performance criteria for the annual incentive award for the CEO included the Company's operating profit growth, return on assets, gross margin per ton, produced coal revenue growth, strategic member development and strategic diversity planning. The award of each other Named Executive Officer is reviewed and approved by the Compensation Committee. Based upon performance in relation to earnings targets and other strategic objectives, incentive awards, when taken together with salary, were established at levels that put each of the Named Executive Officers, other than Mr. Blankenship, in the 65% percentile of competitive pay within the compensation peer group.

 Long Term Incentive Program

   Approximately 90 management employees, including all of the Named Executive Officers, participate in the Company's long-term incentive program. This program's primary purposes are to offer an incentive for the achievement of superior operating results, to align executive officer and shareholder interests and to foster the retention of key management personnel. It is the Compensation Committee's intent that all amounts to be awarded under this program qualify as performance-based compensation under Internal Revenue Service definitions.

   Under the long-term incentive program, the Compensation Committee may make grants of the following: (i) cash incentive awards, which are based upon meeting earnings or other financial targets established by the Compensation Committee; (ii) stock options, which become exercisable on terms established by the Compensation Committee and which have value only if shareholder value is increased; and (iii) restricted stock awards.

   The focus of the program is regularly reviewed and, if necessary, changed so that the Company will remain competitive in the markets in which it competes. The program presently emphasizes the use of cash and stock based awards aligned to building shareholder value. Vesting of the stock based awards is contingent upon an executive's continued employment.

 Discussion of 2000 Compensation for the Chief Executive Officer


   Since Mr. Blankenship became the Chief Executive Officer of A.T. Massey Coal Company, Inc. in 1992, the Company's coal business has prospered, not only in earnings performance but also in accumulation of reserves. These accomplishments have occurred during challenging times in the coal industry with fierce price competition and consolidation. During 2000, Mr. Blankenship continued his strong leadership of the Company, successfully guiding it through the Spin-Off of the non-coal operations. His compensation package, which is reflected in the employment agreement that is summarized following this report, is designed to provide significant incentives for Mr. Blankenship to continue his strong leadership.

 Conclusion

   All amounts paid or accrued during fiscal year 2000 under the above-described plans and programs are included in the tables which follow. No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries.

   Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table in the proxy statement to $1 million, unless certain requirements are met. The Company intends to maximize the corporate tax deduction. However, while the Company's incentive compensation programs are designed to facilitate compliance with Section 162(m), the Compensation Committee believes that the Company must attract and retain qualified executives to manage the Company and that in some instances, the Compensation Committee may need the flexibility to offer compensation that exceeds the
Section 162(m) threshold for deductibility.

Compensation Committee

             Bobby R. Inman    William R. Grant    Martha R. Seger

February 23, 2001

Employment Contract with Don L. Blankenship

   The Company entered into an employment agreement with Mr. Blankenship, the Company's Chairman and Chief Executive Officer, effective October 1, 1998, for a term ending October 31, 2001. Mr. Blankenship will receive a base salary of $650,000 per year, with adjustments to $700,000 per year on January 1, 1999, $800,000 per year on January 1, 2000 and $900,000 per year on January 1, 2001.

   Mr. Blankenship's agreement provides for annual bonuses in fiscal years 1998, 1999, 2000 and 2001 with target amounts of not less than $540,000, $625,000, $650,000 and $700,000, respectively, which will be based on meeting predetermined performance goals and objectives established and mutually agreed to prior to the Spin-Off by the Chairman and Chief Executive Officer of Fluor Corporation and Mr. Blankenship and after the Spin-Off by the Compensation Committee and Mr. Blankenship. For 1999 and 2000, Mr. Blankenship received the target bonus. Award payments are made in accordance with standard practices of the Company.

   Mr. Blankenship will also be eligible for a long-term incentive award under the Company's Long-Term Incentive Program (the "Long-Term Incentive Program"). Mr. Blankenship's award for each three-year performance cycle that commences during the term will have a target value of $450,000, consisting of a cash element that will have a target value of $67,350, 16,260 stock options, 3,170 shares of restricted stock and 1,820 restricted units.

   Mr. Blankenship was granted 60,000 shadow stock units on October 1, 1998, 1999 and 2000, respectively, and will also be granted 60,000 on October 1, 2001. The units become vested if Mr. Blankenship remains continuously employed by the Company through the expiration of the term, or his employment terminates due to termination by the Company without "cause", or terminates following a "change of control" (as such terms are defined in the agreement). Upon vesting, the value of these units will be credited to Mr. Blankenship's account under the Company's Executive Deferred Compensation Program (the "Deferred Compensation Program"). In the event Mr. Blankenship's employment terminates prior to the expiration of the term due to death or disability, then any previously granted units will become vested and the units not yet granted would be forfeited. In the event Mr. Blankenship's employment terminates prior to the expiration of the term for any reason other than the foregoing, then all of the units terminate and are forfeited.

   Mr. Blankenship was also granted 300,000 stock appreciation rights ("SARs") that will vest if Mr. Blankenship remains continuously employed by the Company through the expiration of the term, or if his employment with the Company terminates either due to termination by the Company without "cause" or following a "change of control". In each of these cases, the value of the SARs upon vesting will be credited to Mr. Blankenship's account in the Deferred Compensation Program. In the event Mr. Blankenship's employment terminates prior to the expiration of the term due to death or disability, then a portion of the SARs (25% upon grant and an additional 25% on each of the next three anniversaries of the grant) will vest and be credited to Mr. Blankenship's account in the Deferred Compensation Program and the unvested SARs would be forfeited. In the event Mr. Blankenship's employment terminates prior to the expiration of the term for any reason other than the foregoing, then all of the SARs terminate and are forfeited.

   The Company will also provide Mr. Blankenship with an after-tax reimbursement of up to $360,000 of certain home construction costs that become earned and payable upon the occurrence of the same events that would cause the vesting of the SARs. In the event that Mr. Blankenship's employment with the Company terminates prior to the expiration of the term due to death or disability, then payment of a portion (25% upon award and an additional 25% on each of the next three anniversaries of the award) of the amount will be made.

   The agreement also provides for certain payments in connection with the termination of Mr. Blankenship's employment. Upon termination, the Company will be obligated to pay Mr. Blankenship as a minimum amount all accrued and unpaid base salary, any unpaid bonus and any benefits to which he is entitled under the Deferred Compensation Program and Long-Term Incentive Program. Under the Long-Term Incentive Program, if Mr. Blankenship's employment with the Company is terminated due to death or disability, or within two years following a "change of control" (as defined in the program), the stock options, restricted stock and restricted units will become fully vested, and a pro-rata portion of the cash component will become payable. In the event Mr. Blankenship's employment terminates for any reason other than the foregoing, then such stock-based awards will be forfeited to the extent they are unvested and the cash component will be forfeited entirely.

   If Mr. Blankenship's employment is terminated by the Company without cause, the Company will be obligated to pay Mr. Blankenship, in addition to the minimum amount, base salary for the remaining term of the agreement, annual bonuses for the remaining term (including a pro-rata bonus for any partial year) and the house construction cost reimbursement amount.

   Mr. Blankenship is also a party to the Special Successor Development and Retention Program (the "Successor and Retention Program") adopted by the Company in September 1998. Pursuant to the Successor and Retention Program, Mr. Blankenship can earn up to $1,000,000 (plus investment return on amounts conditionally credited to Mr. Blankenship on a pro-rata basis during the term of the program), if he remains continuously employed by the Company until July 1, 2001 and if the Company achieves certain financial objectives and Mr. Blankenship develops an acceptable successor and senior executive management team (50% of the award is related to the financial objective and 25% each to the acceptable successor and acceptable senior executive management team). Pursuant to the Successor and Retention Program, Mr. Blankenship was also granted 11,829 shares of restricted stock and 6,861 restricted units on December 8, 1998 and was granted 9,538 shares of restricted stock and 5,365 restricted units on March 8, 1999. The restricted shares and the restricted units will vest 33% on each of the next three anniversaries of the grant date.

   The cash amount under the Successor and Retention Program will be credited into Mr. Blankenship's account in the Deferred Compensation Program if Mr. Blankenship remains continuously employed until July 1, 2001, or Mr. Blankenship's employment terminates due to death or disability, or following a change of control. In the event Mr. Blankenship's employment terminates prior to such vesting dates for any reason other than the foregoing, then all of the cash amount and the unvested restricted stock and units will be forfeited.

   Also, the Company is obligated upon Mr. Blankenship's retirement to provide Mr. Blankenship title to a company-owned residence and associated property in Sprigg, West Virginia, and to pay an amount to reimburse him for any income taxes owed by him as a result of such title transfer. The residence is currently valued at approximately $250,000. The Compensation Committee may authorize such transfer before retirement so long as it is after July 1, 2001. Also under the Successor and Retention Program, the Compensation Committee agreed to approve Mr. Blankenship's early retirement at age 55 for the purposes of the Company's Executive Supplemental Benefit Plan.

   Mr. Blankenship, the Company, A. T. Massey and New Fluor entered into an agreement (the "Amendment Agreement") addressing the treatment of certain benefits under the arrangements discussed above in connection with the Spin-Off. Under the Amendment Agreement, Mr. Blankenship confirms that his employment agreement is not affected by the Spin-Off, except as specifically provided in the Amendment Agreement, and that the Spin-Off is not deemed to constitute a termination of his employment. Under the Amendment Agreement, in connection with the Spin-Off (i) Mr. Blankenship's stock options were increased to represent Company options according to an adjustment ratio of 3.4, so that his options are exercisable for a total of 497,862 shares of Company Common Stock without changing the aggregate exercise price of the options, (ii) Mr. Blankenship's SARs continue to represent an equivalent number of SARs on Company shares but had their strike price reduced according to the Conversion Ratio defined and calculated under the methodology described in footnote A of the "Summary Compensation Table" set forth below, (iii) Mr. Blankenship's shadow stock units, restricted stock and restricted units continue to represent an equivalent number of shadow stock units, restricted stock and restricted units on Company shares, and (iv) after the Spin-Off, the Company paid Mr. Blankenship $5,520,000 plus an amount equal to the difference between $719,072 and the closing market price on the first day after the Spin-Off of 31,264 shares of New Fluor Common Stock, plus an additional $403,857, and credited $2,778,700 to Mr. Blankenship's deferred compensation account. The $5,520,000, the amount, if any, of the stock price differential payment, and a corresponding percentage of the $403,857 payment will not be deductible to the Company under Section 162(m) of the Code. The payment and deferred compensation credit described in this paragraph are designed to compensate Mr. Blankenship for the value of his stock-based incentives attributable to the value of New Fluor Common Stock. In the Amendment Agreement, Mr. Blankenship and New Fluor agreed to release one another from any claims arising on or prior to the date of the Amendment Agreement.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Other Compensation

   The following table shows for the fiscal years ended October 31, 1998, 1999 and 2000, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Named Executive Officers in all capacities in which they served. All compensation relates to amounts paid before the Spin-Off; however, the persons named below became Named Executive Officers of the Company following the Spin-Off.

                        SUMMARY COMPENSATION TABLE (A)

                                                                     Long Term Compensation
                                                               ----------------------------------
                                     Annual Compensation             Awards(D)          Payouts
                                ------------------------------ ---------------------- -----------
                                                               Restricted Securities
                                                  Other Annual   Stock    Underlying               All Other
Name and Principal       Fiscal  Salary   Bonus   Compensation   Awards    Options/      LTIP     Compensation
Position                  Year   ($)(B)   ($)(B)     ($)(C)      ($)(D)   SARs (#)(E) Payouts ($)    ($)(F)
------------------       ------ -------- -------- ------------ ---------- ----------- ----------- ------------
D. L. Blankenship.......  2000  $769,334 $650,000   $302,725   $1,941,341    16,260    $ 49,098     $29,981
 Chairman, Chief
  Executive               1999   697,908  625,000    149,494    3,404,729    16,260     134,700      51,835
 Officer and President    1998   535,732  450,000     94,662    2,435,625   363,760     134,700      39,825

B. K. Hatfield..........  2000   274,400  272,500    200,447       40,620    11,670      45,893      13,051
 Executive Vice
  President               1999   275,000  270,000     39,808       22,724     2,800     126,000      24,640
 and Chief Operating
  Officer                 1998   207,000  205,000     28,634            0     2,680     126,000      19,201

H. D. Short.............  2000   230,079  257,000     14,347       40,620    11,670      45,893      11,645
 Senior Vice President    1999   205,920  192,300     20,217       22,724     2,800     126,000      20,408
 Group Operations         1998   184,667  197,000     18,122            0     2,680     126,000      18,481

J. M. Jarosinski........  2000   142,100  105,000     12,256       40,620    11,670      41,522       6,300
 Vice President--Finance  1999   141,667   93,000     13,388       22,724     2,800      67,500       9,878
 and Chief Financial
  Officer                 1998   102,955   52,000     11,017            0     2,430      67,500       7,270

B. F. Phillips, Jr......  2000   132,300   85,000     11,608       22,003     6,320      41,522       6,611
 Vice President and
  Treasurer               1999   134,167   92,000     16,380       20,151     2,500     114,000      11,200
                          1998   129,167   86,000     13,023            0     2,430     114,000      10,000

-------
(A) With respect to restricted shares, restricted stock units, shadow stock units, SARs and stock options (collectively, "Grants"), as a result of the Spin-Off and following the Spin-Off, all Grants awarded to employees and directors of Old Fluor were retained by the Company. In addition, in order to preserve the intrinsic value of the Grants, adjustments were made to the number of Grants and, as applicable, the ratio of the exercise price to the market price of the Grants. In that regard, the outstanding number of Grants were increased by multiplying the applicable amount by 4.056 (the "Conversion Ratio"). Similarly, where applicable, the exercise price was reduced by dividing the exercise price prior to the Spin-Off by the Conversion Ratio. The Conversion Ratio was determined in accordance with accounting rules by taking the closing price of Old Fluor's stock on the date of the Spin-Off ($36.50) and dividing it by the opening price for the Company's Common Stock the first stock trading day after the Spin-Off ($9.00). The exception to the Conversion Ratio is for Mr. Blankenship, details of which are included under "Employment Contract with Don L. Blankenship" on page 9 of this proxy statement. These adjustments, based upon the above noted Conversion Ratio, are not reflected in the table but are detailed in the corresponding footnotes.
(B) Amounts shown include cash compensation earned and received by Named Executive Officers as well as amounts earned but deferred at the election of those officers.

(C) The perquisites or other personal benefits exceeding $50,000 or 25 percent of the total perquisites and other personal benefits afforded to Named Executive Officers were for the years and in the cases of individuals as follows: (i) during fiscal year 2000, (a) for Mr. Blankenship, $221,035 for restricted unit payments to compensate for federal and state withholding taxes arising from the lapse of restrictions on restricted stock held and $9,437 for life insurance premiums; and (b) for Mr. Hatfield, $172,239 representing forgiveness and gross-up of a bridge loan from A. T. Massey; (ii) during fiscal year 1999, for Mr. Blankenship, $58,060 for restricted unit payments to compensate for federal and state withholding taxes as stated in (C)(i)(a) above; and (iii) during fiscal year 1998, for Mr. Blankenship, $44,249 for restricted unit payments to compensate for federal and state withholding taxes as stated in (C)(i)(a) above.
(D) The amount reported in the table includes restricted stock and shadow stock, and represents the market value at the date of grant, without giving effect to the diminution in value attributable to the restrictions on such stock. In fiscal years 1998, 1999, and 2000, Fluor Corporation awarded 0, 26,597, and 6,570, respectively, shares of restricted stock to all Named Executive Officers as a group. With respect to shares granted in fiscal year 1999, 5,230 shares of restricted stock awarded vest at 10% per year and 21,367 shares vest at the rate of 33 1/3% per year. With respect to shares granted in fiscal year 2000, 3,400 shares of restricted stock awarded will vest after five years and 3,170 shares vest at 10% per year. In each of fiscal years 1998, 1999, and 2000, the Company awarded 60,000 shares of shadow stock to Mr. Blankenship. The total 180,000 shares of shadow stock granted to Mr. Blankenship will vest upon completion of the term of his employment agreement or sooner in certain events related to termination of his employment. As of the end of fiscal year 2000, the aggregate restricted stock holdings for each of the above Named Executive Officers consisted of the following: (i) Mr. Blankenship: 28,515 shares with a value of $998,025; (ii) Mr. Hatfield: 3,834 shares (15,555 shares post-conversion) with a value of $134,190; (iii) Mr. Short: 3,792 shares (15,384 shares post-conversion) with a value of $132,720; (iv) Mr.
    Jarosinski: 2,109 shares (8,556 shares post-conversion) with a value of $73,815; and (v) Mr. Phillips: 2,265 shares (9,189 shares post-conversion) with a value of $79,295. As of the end of fiscal year 2000, aggregate restricted stock holdings for the Company consisted of 93,706 shares (293,009 shares post-conversion) with a value of $3,279,710 at the then current market value, without giving effect to the diminution of value attributable to the restrictions on such stock. Holders of restricted stock are entitled to receive dividends paid on Common Stock. As of the end of fiscal year 2000, the aggregate shadow stock holdings for each of the above Named Executive Officers consisted of 180,000 shares with a value of $6,300,000. Mr. Blankenship currently is the sole holder of the Company's shadow stock.
(E) Post-conversion stock option and SAR award amounts for fiscal years 1998, 1999 and 2000 are as follows: (i) for Mr. Blankenship: 516,784; 55,284; and 55,284 shares respectively; (ii) for Mr. Hatfield: 10,870; 11,356; and 47,329 shares respectively; (iii) for Mr. Short: 10,870; 11,356; and 47,329 shares respectively; (iv) for Mr. Jarosinski: 9,856; 11,356; and 47,329 shares respectively; and (v) for Mr. Phillips: 9,856; 10,140; and 25,632 shares respectively.
(F) Amounts shown in this column include Company contributions to the Coal Company Salary Deferral and Profit Sharing Plan. The amounts contributed for fiscal years 1998, 1999 and 2000 are as follows: (i) for Mr.
    Blankenship: $2,850; $3,000; and $1,500 respectively; (ii) for Mr.
    Hatfield: $2,850; $3,000; and $1,500 respectively; (iii) for Mr. Short; $2,850; 3,000; and $1,500 respectively; (iv) for Mr. Jarosinski: $2,850; $3,000; and $1,500 respectively; and (v) for Mr. Phillips: $2,850; $3,000; and $1,500 respectively. Amounts shown also include contributions to the
    A. T. Massey Coal Company, Inc., Executive Deferred Compensation Plan. The amounts contributed for fiscal years 1998, 1999 and 2000 are as follows:
    (i) for Mr. Blankenship: $36,975; $48,835; and $28,481 respectively; (ii) for Mr. Hatfield: $16,351; $21,640; and $11,551 respectively; (iii) for Mr. Short: $15,631; $17,408; and $10,145 respectively; (iv) for Mr.
    Jarosinski: $4,420; $6,878; and $4,800 respectively; and (v) for Mr.
    Phillips: $7,150; $8,200; and $5,111 respectively.

Stock Options

   The following table contains information concerning the grant of stock options and SARs made during fiscal year 2000 under the Long-Term Incentive Program to the Named Executive Officers:

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR (A)

                                       Individual Grants(A)
                           --------------------------------------------
                            Number of   % of Total                       Grant
                           Securities    Options    Exercise              Date
                           Underlying   Granted to  Price(s)            Present
                             Options   Employees in  ($/Sh)  Expiration  Value
           Name            Granted (B) Fiscal Year   (C)(D)     Date     ($)(E)
           ----            ----------- ------------ -------- ---------- --------
D. L. Blankenship.........   16,260        5.6%     $44.3125  12/07/09  $260,340
B. K. Hatfield............   11,670        4.0%      44.3125  12/07/09   186,850
H. D. Short...............   11,670        4.0%      44.3125  12/07/09   186,850
J. M. Jarosinski..........   11,670        4.0%      44.3125  12/07/09   186,850
B. F. Phillips, Jr........    6,320        2.2%      44.3125  12/07/09   101,193

--------
(A) The Named Executive Officers received only grants of options in fiscal year 2000; no SARs were granted in fiscal year 2000 to the Company's management.
(B) The number of securities underlying options granted during fiscal year 2000 on a post-Spin-Off basis based on the Conversion Ratio set forth in footnote A of the "Summary Compensation Table" above are as follows: (i) for Mr. Blankenship, 55,284 shares; (ii) for Mr. Hatfield, 47,329 shares;
    (iii) for Mr. Short, 47,329 shares; (iv) for Mr. Jarosinski, 47,329 shares; and (v) for Mr. Phillips, 25,632 shares.
(C) Options were granted with an exercise price equal to the fair market value of the underlying Common Stock of the Company on the date of grant. All options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment, and vest 100% at the end of four years. However, if the Company's Common Stock trades at an average of $50 per share (adjusted to $12.33 to reflect the conversion in connection with the Spin-Off) for 20 consecutive days, 50% of the options will immediately vest, and if the Company's Common Stock trades at an average of $60 per share (adjusted to $14.29 to reflect the conversion in connection with the Spin-Off) for 20 consecutive days, the remaining 50% of the options will vest. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.
(D) The Exercise Price for options granted during fiscal year 2000 on a post-conversion basis is $10.92636 per share.
(E) The Grant Date Present Value is computed using the Black-Scholes option pricing model based on the following general assumptions: (i) an Expected Option Term of six years for options which expire ten years from the date of grant which reflects a reduction of the actual 10-year life of the option based on historical data regarding the average length of time an executive holds an option before exercising; (ii) a Risk-Free Interest Rate that represents the interest rate on a U.S. Treasury Strip with a maturity date corresponding to that of the Expected Option Term; (iii) Stock Price Volatility is calculated using daily stock prices of Fluor Corporation over a three-year period preceding the grant date; and (iv) Dividend Yield is calculated using yields over a three-year period preceding the grant date. The specific option pricing model assumptions for the grants were as follows: $44.31250 Exercise Price; 6.03% Risk Free Interest Rate; 39.81% Stock Price Volatility; and 1.74% Dividend Yield. Notwithstanding the fact that these options are non-transferable, no discount for lack of marketability was taken. The option value was discounted by approximately 3% for risk of forfeiture during the vesting period. The actual value, if any, a Named Executive Officer may realize will depend upon the excess of the stock price on the date the option is exercised, so there is no assurance that the value realized by the Named Executive Officer will be at or near the amount shown.

Option/SAR Exercises and Holdings

   The following table sets forth information with respect to the Named Executive Officers, concerning the exercise of options during the last fiscal year and unexercised options and SARs held as of the end of fiscal year 2000:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUE

                                                  Number of Securities Underlying   Value of Unexercised
                                                    Unexercised Options/SARs at   In-the-Money Options/SARs
                                          Value         Fiscal Year End (#)       at Fiscal Year End ($)(C)
                         Shares Acquired Realized ------------------------------- -------------------------
Name                     on Exercise (#)   ($)    Exercisable(A) Unexercisable(B) Exercisable Unexercisable
----                     --------------- -------- -------------- ---------------- ----------- -------------
                                                                                  $            $
D. L. Blankenship.......          0      $     0      86,095         360,335           0            0
B. K. Hatfield..........          0            0      13,870          15,110           0            0
H. D. Short.............      1,340       16,289       7,338          15,110           0            0
J. M. Jarosinski........          0            0       4,423          14,985           0            0
B. F. Phillips, Jr......          0            0       7,850           9,410           0            0

--------
(A) The number of securities underlying exercisable unexercised options/SARs at the end of fiscal year 2000 on a post-Spin-Off basis based on the Conversion Ratio set forth in footnote A of the "Summary Compensation Table" above are as follows: (i) for Mr. Blankenship, 292,723 shares; (ii) for Mr. Hatfield, 56,250 shares; (iii) for Mr. Short, 29,760 shares; (iv) for Mr. Jarosinski, 17,938 shares; and (v) for Mr. Phillips, 31,836 shares.
(B) The number of securities underlying unexercisable unexercised options/SARs at the end of fiscal year 2000 on a post-Spin-Off basis based on the Conversion Ratio set forth in footnote A of the "Summary Compensation Table" above are as follows: (i) for Mr. Blankenship, 505,139 shares; (ii) for Mr. Hatfield, 61,280 shares; (iii) for Mr. Short, 61,280 shares; (iv) for Mr. Jarosinski, 60,773 shares; and (v) for Mr. Phillips, 38,163 shares.
(C) Market value of underlying securities at fiscal year-end, minus the exercise price.

            LONG-TERM INCENTIVE PROGRAM-AWARDS IN LAST FISCAL YEAR

   No long term incentive cash awards were granted by the Company in fiscal
2000.

Pension Plans

   The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under the A.T. Massey Coal Company, Inc. defined benefit pension plans (the "A.T. Massey Pension Plans"), as well as a non-qualified supplemental pension that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with A.T. Massey and its subsidiaries.

   A participant's remuneration covered by the A.T. Massey Pension Plans is his average salary and bonus (as reported in the Summary Compensation Table) for the highest 60 consecutive months prior to the determination date. As of the end of the last calendar year, Mr. Blankenship's covered compensation under the A.T. Massey Pension Plans was $160,000, his covered compensation under the non-qualified supplemental pension was $938,303 for a combined covered compensation amount of $1,098,303; he had been credited with eighteen years of service. As of the end of the last calendar year, Mr. Hatfield's covered compensation under the A.T. Massey Pension Plans was $160,000, his covered compensation under the non-qualified supplemental pension was $282,724 for a combined covered compensation amount of $442,724; he had been credited with twenty-one years of service. As of the end of the last calendar year, Mr. Short's covered compensation under the A.T. Massey

Pension Plans was $160,000 and his covered compensation under the non-qualified supplemental pension was $229,898 for a combined covered compensation amount of $389,898; he had been credited with nineteen years of service. As of the end of the last calendar year, Mr. Jarosinski's covered compensation under the A.T. Massey Pension Plans was $160,000, his covered compensation under the non-qualified supplemental pension was $28,140 for a combined covered compensation amount of $188,140; he had been credited with twelve years of service. As of the end of the last calendar year, Mr. Phillip's covered compensation under the A.T. Massey Pension Plans was $160,000, his covered compensation under the non-qualified supplemental pension was $56,318 for a combined covered compensation amount of $216,318; he had been credited with nineteen years of service. Benefits shown are computed as a ten year certain and life annuity beginning at age 65 with no deduction for Social Security or other offset amounts.

                              PENSION PLAN TABLE

                               Years of Service

                                                                35 or
   Remuneration      10       15       20       25       30      More
   ------------   -------- -------- -------- -------- -------- --------
   $  400,000     $ 60,000 $ 90,000 $120,000 $150,000 $180,000 $210,000
   $  450,000     $ 67,500 $101,250 $135,000 $168,750 $202,500 $236,250
   $  500,000     $ 75,000 $112,500 $150,000 $187,500 $225,000 $262,500
   $  550,000     $ 82,500 $123,750 $165,000 $206,250 $247,500 $288,750
   $  600,000     $ 90,000 $135,000 $180,000 $225,000 $270,000 $315,000
   $  650,000     $ 97,500 $146,250 $195,000 $243,750 $292,500 $341,250
   $  700,000     $105,000 $157,500 $210,000 $262,500 $315,000 $367,500
   $  750,000     $112,500 $168,750 $225,000 $281,250 $337,500 $393,750
   $  800,000     $120,000 $180,000 $240,000 $300,000 $360,000 $420,000
   $  850,000     $127,500 $191,250 $255,000 $318,750 $382,500 $446,250
   $  900,000     $135,000 $202,500 $270,000 $337,500 $405,000 $472,500
   $  950,000     $142,500 $213,750 $285,000 $356,250 $427,500 $498,750
   $1,000,000     $150,000 $225,000 $300,000 $375,000 $450,000 $525,000
   $1,050,000     $157,500 $236,250 $315,000 $393,750 $472,500 $551,250
   $1,100,000     $165,000 $247,500 $330,000 $412,500 $495,000 $577,500

Performance Graph

                     COMPARISON OF CUMULATIVE TOTAL RETURN
              FOR THE PERIOD DECEMBER 1, 2000 TO JANUARY 31, 2001
  Among Massey Energy Company, S&P 600 Smallcap Index and Bloomberg U.S. Coal
                                     Index


                              [CHART APPEARS HERE

                                                  12/1/2000 12/31/2000 1/31/2001
                                                  --------- ---------- ---------
   Massey Energy Company.........................    100      120.00    164.05
   S&P 600 Smallcap Index........................    100      109.25    113.93
   Bloomberg U.S. Coal Index.....................    100      142.74    138.63

   The graph above compares the performance of the Company with that of the S&P Smallcap 600 Index and the Bloomberg U.S. Coal Index, a published industry index. The Company is included as a composite member of the S&P 600 Smallcap Index. The graph reflects only the performance of the Company's stock during the period following the Spin-Off, and does not show any historic performance for the stock of Fluor Corporation prior to the Spin-Off and the subsequent name change to Massey Energy Company on November 30, 2000. The 5-year historic performance of Fluor Corporation's stock prior to the Spin-Off can be found in the proxy statement of New Fluor for the 2001 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on February 5, 2001.

   The comparison of cumulative total return on investment (change in period-end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on December 1, 2000 in each of the Company, the S&P 600 Smallcap Index composite group and the Bloomberg U.S. Coal Index composite group, with investment weighted on the basis of market capitalization.

Change of Control Provisions in Certain Plans

   Under the Company's stock plans, including the Massey Energy Company 1999 Executive Performance Incentive Plan, Massey Energy Company 1996 Executive Stock Plan and Massey Energy Company 1988 Executive Stock Plan, which provide for stock options, restricted stock and SARs, restrictions on exercisability and transferability which are premised on continued service with the Company or its subsidiaries lapse if the holder's employment is terminated for any reason within two years following a change of control of the Company. A change of control of the Company shall be deemed to have occurred if (i) a third person, including a "group," as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the Company having 25% or more of the total number of votes that may be cast for the election of directors of the Company or (ii) as a result of any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

                                DIRECTORS' FEES

   Five of the six present directors are not salaried employees of the Company or its subsidiaries. For their services, those directors are paid an annual retainer of $30,000 or, in the case of Chairmen of Board Committees, $34,000, plus a fee of $2,000 for each day upon which one or more Board or Board Committee meetings are attended. Salaried employees receive no additional compensation for their services as directors. Directors are permitted to defer receipt of directors' fees until their retirement or other termination of status as a director. Deferred amounts (at the election of the director) either accrue interest at rates fixed from time to time by the Executive Committee or are valued as if having been invested in Common Stock of the Company. In calendar year 2000, no directors chose to defer their directors' fees.

   Under the Stock Plan for Non-Employee Directors (the "Plan"), directors who are not employees of the Company or its subsidiaries are eligible to receive, when they become directors, 4,056 shares of restricted Common Stock and restricted units in an amount determined by the Compensation Committee which are payable in cash to assist in satisfying related income tax liabilities. Awards are made on a date determined by the Compensation Committee following appointment. Restrictions lapse on 20% of the shares on March 14 next following the date of the initial award. Restrictions lapse on the balance of the shares in four equal increments on each succeeding March 14. On November 30, 2000, three new directors were elected to the Board and, on December 28, 2000, were awarded 4,056 shares each. The value of 4,056 shares of stock was $52,116 based on the daily weighted average of the Company's stock on December 28, 2000. This does not take into account the diminution in value attributable to the restrictions on such stock under the Plan.

   In addition to benefits available under the Plan, directors who are not employees of the Company or its subsidiaries are eligible to receive grants of restricted Common Stock under the 1997 Restricted Stock Plan for Non-Employee Directors (the "1997 Plan"). The 1997 Plan provides for annual grants of 2,028 shares of restricted stock to each eligible director, which grants are made as of the first Board meeting in any calendar year during which such director serves as a member of the Board. Restrictions on all stock granted under this plan lapse on the earlier of the following: (i) once such stock has been held for at least six months and the applicable director has completed five years of Board service, or (ii) (a) the director either attains the age for mandatory retirement (78 years) or obtains Board approval for early retirement, (b) the director dies or becomes permanently and totally disabled, or (c) a change of control occurs. The first Board meeting of calendar year 2001, took place on January 16, and each director was awarded 2,028 shares of Company stock. The value of 2,028 shares of stock was $30,798 based on the daily weighted average of the Company's stock on January 16, 2001. This does not take into account the diminution in value attributable to the restrictions on such stock under the 1997 Plan.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                                  Proposal 2

   Subject to ratification by the shareholders, the Board of Directors has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the current fiscal year. For the year ended October 31, 2000, which was prior to the Spin-Off, the Company received and paid an allocation for certain audit and audit-related services performed by Ernst & Young LLP for all of the businesses that made up Fluor Corporation. Fees paid or allocated for the last annual audit were $365,000 and all other fees paid or allocated were $284,236, including audit-related services of $284,236. Audit-related services generally include fees for pension and statutory audits, business acquisitions, accounting consultations, information system assurance and advisory services and Securities and Exchange Commission registration statements.

   Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Board Recommendation

   The Audit Committee and the Board of Directors recommend the shareholders vote FOR such ratification.

                          THE AUDIT COMMITTEE REPORT

   The Audit Committee of the Board of Directors (the "Audit Committee") is composed of three independent directors and operates under a written charter adopted by the Board of Directors, a copy of which is attached to this proxy statement as Appendix A. The Audit Committee recommends to the Board of Directors, subject to shareholder ratification, the selection of the Company's independent accountants. Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, the Company's independent accountants.

   Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP.

   The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards) (including scope of the auditor's responsibilities, significant accounting adjustments and any disagreements with management).

   During fiscal year 2000, fees paid to Ernst & Young LLP directly by the Company or allocated to the Company by Fluor Corporation were approximately $649,230. This amount is comprised of the following:

  Audit Fees:

     $365,000 for aggregated audit fees, and

  All Other Fees:

     $254,236 for audit-related fees.

   Under Security and Exchange Commission guidelines, the audit-related fees would be considered non-audit services. The Company's audit fees were part of the amount that Fluor Corporation agreed upon with the audit firm for all services performed for all of the businesses that made up Fluor Corporation. All fees paid to Ernst & Young LLP after the Spin-Off will be negotiated with Ernst & Young LLP by the Company.

   The Audit Committee has considered whether the provision of services described above under "All Other Fees" is compatible with maintaining the independence of Ernst & Young LLP.

   The Audit Committee has also received the written disclosures and the letter from relating to the independence of that firm as required by Independence Standards Board Standard No. I (Independence Discussions with Audit Committees), and has discussed with Ernst & Young LLP that firm's independence from the Company.

   Based upon the Audit Committee's discussions with management and Ernst & Young LLP and the Audit Committee's review of the representation of management and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Corporation's Annual Report on Form 10-K for the year ended October 31, 2000 filed with the Securities and Exchange Commission.

             William R. Grant    E. Gordon Gee    Martha R. Seger

February 23, 2001

                     ADOPTION AND APPROVAL OF AMENDMENT TO
                     STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

                                  Proposal 3

   On February 23, 2001, the Board of Directors approved and is presently proposing for shareholder approval an amendment to the Restricted Stock Plan for Non-Employee Directors (the "Plan") that increases the number of shares of Common Stock authorized to be issued under the Plan from 25,000 to 100,000. The Plan was originally adopted by the Board of Directors of Fluor Corporation on March 14, 1995, and approved by its shareholders, to (i) provide non-employee directors of the Company with increased levels of stock ownership,
(ii) incentive for enhancing shareholder value, and (iii) enhance the attractiveness of the Company's non-employee director compensation package for recruitment purposes. Pursuant to the Plan, new non-employee directors of the Company receive a one-time award of 4,056 shares (reflecting adjustment pursuant to the Spin-Off) restricted stock along with related restricted units payable in cash to assist in satisfying income tax liabilities The award is made on a date determined by the Compensation Committee following such appointment to the Board.

   LAPSE OF RESTRICTIONS. The restrictions on the shares will lapse as follows. The restrictions will lapse on 20% of the shares on the March 14 next following the date of the initial award. Restrictions will lapse on the balance of the shares in four equal increments on each succeeding March 14. Shares on which restrictions have lapsed may be sold by the director, subject to Securities and Exchange Commission and other applicable laws and regulations.

   TERM OF PLAN. Awards of restricted stock under the Plan must be made before March 14, 2005.

   RESIGNATION, REMOVAL, DEATH OR RETIREMENT OF DIRECTOR. In the case of the removal or resignation of a director, all shares with restrictions in effect will be forfeited. In the case of a change of control of the Company, death or retirement of a director, all restrictions on any shares held will immediately lapse.

   TAX CONSEQUENCES. A director who receives stock subject to restrictions that create a substantial risk of forfeiture (within the meaning of section 83 of the Internal Revenue Code) will be deemed to have income for federal income tax purposes, absent a contrary election, when the shares are no longer subject to a substantial risk of forfeiture, when they become transferable (and the rights of the transferee would not be subject to a substantial risk of forfeiture) or when they are disposed of, whichever occurs first. The amount of such income will be equal to the fair market value of the shares as of the date on which the director is deemed to have income. A director may elect, however, to include in income in the year of grant the fair market value of the shares

(determined without regard to any restrictions thereon) on the date of grant. The Company will be entitled to a deduction in the amount of the income that is deemed to be received by the director. Directors will receive restricted units to assist in satisfying the directors' income tax liability with respect to the shares.

   ADMINISTRATION, AMENDMENT AND TERMINATION. The Plan will be administered by and may be amended from time to time or terminated at any time by the members of the Board of Directors who are not eligible to participate in the Plan. No action may be taken, however, to materially increase the total number of shares of stock subject to the Plan, to materially increase the benefits accruing to participants under the Plan, to withdraw administration of the Plan from the Board members who are not eligible to participate in the Plan or permit any such Board member to receive grants or awards, without approval of the shareholders of the Company.

   The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting will be required to approve the amendment to the Plan. Unless otherwise indicated, properly executed proxies will be voted in favor of Proposal 3 to approve the amendment to the Plan.

   The foregoing summary of the Plan is qualified in its entirety by reference to the full text of the Plan set forth in Exhibit 10.14 of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on January 29, 2001.

PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT TO THE PLAN

   The securities underlying the Plan are shares of Common Stock. When initially adopted, there were 25,000 shares authorized in the Plan. Following the Spin-Off, the Company's three new directors were each awarded 4,056 shares of the Company's Common Stock under the Plan. There currently is not a sufficient quantity of shares of stock in the Plan to make an award to any additional newly-elected directors. Because the Company desires to maintain non-employee director compensation comparable to the pre-Spin-Off levels, the Plan needs to be replenished. The market value of the additional 75,000 total shares of Common Stock authorized under the Plan as of February 23, 2001 assuming approval of the amendment was $1,392,270 (based on a February 23, 2001 daily weighted average of the Company's Common Stock). The Company's Board of Directors believes that this increase is important to permit the Company to continue to attract and retain directors of the Company.

   The Board of Directors recommends a vote FOR Proposal 3.

             ADOPTION AND APPROVAL OF AMENDMENT TO 1997 RESTRICTED
                     STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

                                  Proposal 4

   On February 23, 2001, the Board of Directors approved and is presently proposing for shareholder approval an amendment to the 1997 Restricted Stock Plan for Non-Employee Directors (the "1997 Plan") that increases the number of shares of Common Stock authorized to be issued under the 1997 Plan from 60,000 to 200,000. The 1997 Plan was originally adopted by the Board of Directors of Fluor Corporation on March 11, 1997, and approved by its shareholders to replace the Fluor Corporation Retirement Plan for Outside Directors which provided for cash payments to non-employee directors following their retirement. The Board of Directors was of the view that the interests of the shareholders are better served if the non-employee directors receive shares of the Company's Common Stock over time, concurrent with service on the Board, instead of cash payments from the Company following retirement. The 1997 Plan provides for annual grants of 2,028 shares (reflecting adjustment pursuant to the Spin-Off) of restricted stock to each non-employee director, which grants will be awarded, as to any such director in respect of any calendar year, on the date of the first board meeting that occurs concurrently with or after such director's appointment to the Board of Directors. All shares awarded under the 1997 Plan shall be subject to restrictions prohibiting transfer and entailing a substantial risk that such shares will be forfeited to the Company until such time as the restrictions lapse.

   LAPSE OF RESTRICTIONS. The restrictions on the shares awarded to a non-employee director under the 1997 Plan, and held by such director for at least six months, will lapse once he or she has completed six years of service on the Board of Directors and any of the following occurs: (i) such stock has been held for at least six months and the applicable director has completed five years of Board service, or (ii)(a) the director either attains the age for mandatory retirement (78 years) or obtains Board approval for early retirement, (b) the director dies or becomes permanently and totally disabled, or (c) a change of control occurs. The restrictions will not lapse in relation to any shares awarded under the 1997 Plan unless and until such shares have been held by the non-employee director for at least six months. The duration of the restrictions is intended to align the long-term interests of the non-employee directors and the Company's shareholders with respect to the performance of the Company's stock over time.

   TERM OF 1997 PLAN. Awards of restricted stock under the 1997 Plan must be made before March 11, 2007.

   TAX CONSEQUENCES. A director who receives stock subject to restrictions which create a substantial risk of forfeiture (within the meaning of Section 83 of the Internal Revenue Code) will be deemed to have received income for Federal income tax purposes, absent a contrary election, when the shares are no longer subject to a substantial risk of forfeiture, when they become transferable (and the rights of the transferee would not be subject to a substantial risk of forfeiture) or when they are disposed of, whichever occurs first. The amount of such income will be equal to the fair market value of the shares as of the date on which the director is deemed to have income. A director may elect, however, to include in income in the year of the grant the fair market value of the shares (determined without regard to any restrictions thereon) on the date of the grant. The Company will be entitled to a deduction in the amount of the income that is deemed to be received by the director.

   ADMINISTRATION, AMENDMENT AND TERMINATION. The 1997 Plan will be administered by and may be amended from time to time or terminated at any time by the members of the Board of Directors who are not eligible to participate in the 1997 Plan to the extent such approval is required by law or the applicable rules of any securities exchange listing the Company's Common Stock.

   The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting will be required to approve the amendment to the 1997 Plan. Unless otherwise indicated, properly executed proxies will be voted in favor of Proposal 4 to approve the amendment to the 1997 Plan.

   The foregoing summary of the Plan is qualified in its entirety by reference to the full text of the Plan set forth in Exhibit 10.12 the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on January 29, 2001.

PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT TO THE 1997 PLAN

   The securities underlying the 1997 Plan are shares of Common Stock. When initially adopted, there were 60,000 shares authorized in the 1997 Plan. Following the Spin-Off the Company's directors will each be awarded 2,028 shares of the Company's Common Stock under the 1997 Plan which will deplete the number of shares held in the 1997 Plan much more rapidly. Because the Company desires to maintain non-employee director compensation comparable to the pre-Spin-Off levels, the 1997 Plan needs to be replenished. The market value of the 140,000 additional shares of Common Stock authorized under the 1997 Plan as of February 23, 2001 assuming approval of the amendment was $2,598,904 (based on a February 23, 2001 daily weighted average of the Company's Stock). The Company's Board of Directors believes that this increase is important to permit the Company to continue to attract and retain directors of the Company.

   The Board of Directors recommends a vote FOR Proposal 4.

                                OTHER BUSINESS

   The Company does not intend to present any other business for action at the Annual Meeting and does not know of any other business intended to be presented by others.

                SHAREHOLDERS' PROPOSALS FOR 2002 ANNUAL MEETING

   Any proposal of a shareholder intended to be presented at the Company's 2002 annual meeting of shareholders must be received by the Company for inclusion in the proxy statement and form of proxy/voting instruction card for that meeting pursuant to Rule 14a-8, under the Securities Exchange Act of 1934, no later than November 30, 2001.

   The Company's Bylaws require that, for other business to be properly brought before an annual meeting by a shareholder, the Company must have received written notice thereof not less than 60 nor more than 90 days prior to the annual meeting (or not later than 10 days after public disclosure of the annual meeting). The Notice must set forth (i) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business, (ii) the shareholder's name and address, and the number of shares of Common Stock beneficially owned by the shareholder, and
(iii) any material interest of the shareholder in such business.


                                          /s/ Roger L. Nicholson
                                          ROGER L. NICHOLSON
                                          Vice President, Secretary and
                                           General Counsel

February 26, 2001
Richmond, Virginia

                                  Appendix A

Subject: AUDIT COMMITTEE

A. PURPOSE AND ACTIVITIES

 Statement of Policy

   The Audit Committee (the "Committee") shall provide assistance to Massey Energy Company (the "Company") Board of Directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Committee to maintain free and open means of communication between the Directors, the independent auditors, the internal auditors, and the financial management of the Company.

   The independent auditor for the Company is ultimately accountable to the Board of Directors and the Committee, who have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor.

 Responsibilities

   In carrying out its responsibilities, the policies and procedures of the Committee should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

   In carrying out these responsibilities, the Committee will:

  . Review and recommend to the Board of Directors the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries.

  . Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors. Items to be reviewed include the required communications as promulgated by the American Institute of Certified Public Accountants.

  . Review with the independent auditors, the Company's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls and procedures are desirable. Further, the Committee will annually receive a report regarding the business ethics and code of conduct of the Company.

  . Periodically, but no less than annually, obtain from the outside independent auditor a formal written statement delineating all relationships between the auditor and the Company. The Committee should discuss with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and shall recommend to the Board of Directors any appropriate action regarding the independence of the independent auditor.

  . Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the independent auditors.

  . Receive prior to each meeting, a summary of internal audit reports completed and in process and a progress report on the internal audit plan.

  . Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or government agencies.

  . Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

  . Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

  . Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

  . Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

  . Review and update this Charter at least annually, as conditions dictate and submit it to the Board of Directors for approval.

   While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's business ethics and code of conduct.

B. MEMBERSHIP

   The Committee shall be composed of at least three Directors and a nonvoting Secretary who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a Committee member. In addition, each of the Committee members shall have a working familiarity with basic accounting or related financial practices, and at least one member of the Committee shall have accounting or related financial management expertise. Current membership of the Committee is listed at the beginning of this section.

C. MEETINGS

   Meetings are scheduled quarterly, preceding quarterly meetings of the Board of Directors, and otherwise as required. A quorum for the purpose of conducting business at any meeting shall consist of two Directors.

                            FIRST AMENDMENT TO THE
                             MASSEY ENERGY COMPANY
                    STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
              AS AMENDED AND RESTATED EFFECTIVE NOVEMBER 30, 2000
              ---------------------------------------------------



        Subject to the approval of the Company's shareholders at its 2001 annual meeting, Article II of the Massey Energy Company Stock Plan for Non-Employee Directors is amended, effective February 23, 2001, to revise Section 2.4 by removing the number 25,000 and replacing it with the number 100,000.

                            FIRST AMENDMENT TO THE
                             MASSEY ENERGY COMPANY
             1997 RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
              AS AMENDED AND RESTATED EFFECTIVE NOVEMBER 30, 2000
              ---------------------------------------------------



        Subject to the approval of the Company's shareholders at its 2001 annual meeting, Article II of the Massey Energy Company 1997 Restricted Stock Plan for Non-Employee Directors is amended, effective February 23, 2001, to revise
Section 2.4 by removing the number 60,000 and replacing it with the number 200,000.

                               [MAP APPEARS HERE]

                             MASSEY ENERGY COMPANY

        PROXY/VOTING INSTRUCTION CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING APRIL 17, 2001

  The undersigned, a shareholder of MASSEY ENERGY COMPANY, a Delaware corporation, acknowledges receipt of a Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report to Shareholders for the year ended October 31, 2000; and, revoking any proxy previously given, hereby constitutes and appoints B. K. Hatfield, J. M. Jarosinski and R. L Nicholson, and each of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to vote the shares of Common Stock of MASSEY ENERGY COMPANY standing in the name of the undersigned at the Annual Meeting of Shareholders of MASSEY ENERGY COMPANY, on Tuesday, April 17, 2001, at 10:00 a.m., and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side.

  THIS PROXY/VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE AND FOR PROPOSALS 2, 3 and 4.

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COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE.

(continued and to be signed on reverse side)


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                             *FOLD AND DETACH HERE*

                                                          [Massey Energy
                                                               Logo]
                             MASSEY ENERGY COMPANY
                      2001 Annual Meeting of Shareholders
                                 April 17, 2001

  You are cordially invited to attend the 2001 Annual Meeting of Shareholders which will be held on Tuesday, April 17, 2001, beginning at 10:00 a.m. at:

                      The Charleston Marriott Town Center
                              200 Lee Street East
                           Charleston, West Virginia

      A map is included on the last page of the Notice of Annual Meeting.

                               ADMITTANCE TICKET

                This ticket entitles you, the shareholder, and
                 one guest to attend the 2001 Annual Meeting.
                 Please bring it with you.  Only shareholders
                      and their guests will be admitted.
             We look forward to welcoming you on Tuesday, April 17.


THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE            Please mark
DIRECTED, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED FOR THE ELECTION OF            your votes as [X]
THE TWO NOMINEES AND FOR PROPOSALS 2, 3 and 4.                                            indicated in
                                                                                          this sample

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The Board of Directors recommends that you vote FOR the nominees on Proposal 1 and FOR Proposals 2, 3 and 4.
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1. Election of Class II Directors: William R. Grant and Martha R. Seger

     FOR all nominees listed                 WITHHOLD AUTHORITY               INSTRUCTIONS: To withhold
      (except as marked to                     to vote for all                authority to vote for any individual
         the contrary)                         nominees listed                nominee, strike a line through the
             [  ]                                   [  ]                      nominee's name in the list above.

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2. Ratification of the appointment of Ernst & Young LLP as auditors for 2001.

              FOR                                 AGAINST                                  ABSTAIN
             [  ]                                   [  ]                                     [  ]

------------------------------------------------------------------------------------------------------------------
3. Approval of amendment to Massey Energy Company Stock Plan for Non-Employee Directors that increases the number of shares of Common Stock from 25,000 to 100,000.

     FOR all nominees listed                 WITHHOLD AUTHORITY                INSTRUCTIONS: To withhold
      (except as marked to                     to vote for all                 authority to vote for any individual
         the contrary)                         nominees listed                 nominee, strike a line through the
            [  ]                                    [  ]                       nominee's name in the list above.

------------------------------------------------------------------------------------------------------------------
4. Approval of amendment to Massey Energy Company 1997 Restricted Stock Plan for Non-Employee Directors that increases the number of shares of Common Stock from 60,000 to 200,000.

            FOR                                   AGAINST                                  ABSTAIN
            [  ]                                    [  ]                                     [  ]

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COMMENTS/ADDRESS CHANGE                           I Plan to
Please mark the box if you have  [  ]              Attend   [  ]
written comments or an address                     Meeting
change on the reverse side

----------------------------------------
     ***IF YOU WISH TO VOTE BY
     TELEPHONE, PLEASE READ THE
        INSTRUCTIONS BELOW***
----------------------------------------

Signature                                    Signature                                    Date
         -------------------------------               --------------------------------        --------------------------

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporations and partnerships should sign in full corporate or partnership name by an authorized officer.
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

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                           Vote by Telephone or Mail
                         24 Hours a Day, 7 Days a Week


Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.


---------------------------------------------      -----------------------------
            Telephone                                           Mail
         1-800-840-1208

   Use any touch-tone telephone to vote               Mark, sign and date your
   your proxy. Have your proxy card in                      proxy card and
   hand when you call. You will be prompted    OR     return it in the enclosed
   to enter your control number, located in             postage-paid envelope.
   the box below, and then follow the
   directions given.
---------------------------------------------      -----------------------------

                     If you vote your proxy by telephone,
                 you do NOT need to mail back your proxy card.


You can view the Annual Report and Proxy Statement on the internet at: www.masseyenergyco.com http://www.masseyenergyco.com